                                                                     EXHIBIT 4.3

          SUPPLEMENTAL INDENTURE NO. 2 dated as of September 15, 1997 (this "Supplemental Indenture No. 2") between The Carbide/Graphite Group, Inc., a Delaware corporation (the "Company"), and State Street Bank and Trust Company, as trustee ("Trustee").


                              W I T N E S S E T H:
                              - - - - - - - - - -

          WHEREAS, the Company and the Trustee entered into (i) the Indenture dated as of August 26, 1993 with respect to $115,000,000 aggregate principal amount of 11 1/2% Senior Notes due 2003 (the "Notes") and (ii) the Supplemental Indenture No. 1 dated as of November 15, 1994 with respect to the Notes (together, the "Indenture", with all capitalized terms used but not defined herein having the same meanings ascribed to such terms therein);

          WHEREAS, Section 9.02 of the Indenture provides that (i) the Company and the Trustee may amend or supplement certain provisions of the Indenture with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Notes) and (ii) the Company and the Trustee may amend Section 4.10 of the Indenture with the consent of the Holders of at least two-thirds in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Notes) (the "Two-Thirds Consent");

          WHEREAS, the Company has offered to purchase each of the outstanding Notes for cash, upon the terms and subject to the conditions set forth in that certain "Offer to Purchase and Solicitation of Consents to Amendments of the Indenture" dated August 29, 1997 and accompanying "Consent and Letter of Transmittal" (collectively, with the ancillary documents associated therewith, the "Offer to Purchase");

          WHEREAS, under the terms of the Offer to Purchase, holders that tender Notes in accordance with the terms of the Offer to Purchase and who deliver a duly executed "Consent and Letter of Transmittal" are deemed to consent to certain amendments to the Indenture which would permanently delete or amend certain of the covenants, events of default and other related provisions of the Indenture (the "Proposed Amendments");

          WHEREAS, in accordance with the terms of the Indenture, holders of not less than two-thirds in principal amount of the outstanding Notes have tendered their Notes and consented to the Proposed Amendments to be effected by this Supplemental Indenture No. 2; and

          WHEREAS, the Company has authorized the execution and delivery of this Supplemental Indenture No. 2 and the Trustee has received an Officers' Certificate and an Opinion of Counsel pursuant to Section 9.06 of the Indenture, and therefore the Company and the Trustee are authorized to execute and deliver this Supplemental Indenture No. 2.

          NOW THEREFORE, in consideration of good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

          SECTION 1.    AMENDMENTS TO INDENTURE.
                        -----------------------

          (a) The following Sections of the Indenture are hereby eliminated effective as of the Operative Date (as hereinafter defined): Section 4.05;
Section 4.07; Section 4.08; Section 4.09; Section 4.10; Section 4.11; Section 4.12; Section 4.13; Section 4.14; Section 4.15; Section 4.17; Section 4.18;
Section 5.01; Section 5.02; Section 6.01(v); and Section 6.01(vi). Section 3.09 of the Indenture (concerning Asset Sale Offers) is also hereby eliminated (such Section being made unnecessary due to the aforementioned deletion of Section 4.10), effective as of the Operative Date. The text of all such sections are replaced by the phrase "Intentionally deleted" and the surrounding Sections are not renumbered.

          (b) All definitions set forth in Section 1.01 that relate to defined terms used solely in Sections deleted hereby are deleted in their entirety, effective as of the Operative Date.

          SECTION 2.    MISCELLANEOUS.
                        -------------

          (a) Operative Date. The amendments to the Indenture made hereby shall only become effective on the date, if any, that the Offer (as defined in the Offer to Purchase) is consummated (the "Operative Date"), which date will be set forth in an Officers' Certificate delivered to the Trustee. This Supplemental Indenture No. 2 is effective upon execution.

          (b) Duplicate Originals. The parties may sign any number of copies of this Supplemental Indenture No. 2. One signed copy is enough to prove this Supplemental Indenture No. 2.

          (c) Governing Law. The internal law of the State of New York shall govern and be used to construe this Supplemental Indenture No. 2.

          (d) Counterpart Originals. The parties may sign any number of copies of this Supplemental Indenture No. 2. Each signed copy shall be an original, but all of them together represent the same agreement.

          (e) Headings. The headings of the Sections and Subsections of this Supplemental Indenture No. 2 have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture No. 2 and shall in no way modify or restrict any of the terms or provisions hereof.

                                   SIGNATURES


Dated as of September 15, 1997    THE CARBIDE/GRAPHITE GROUP, INC.



                                  By: /s/ Stephen D. Weaver
                                         --------------------------------
                                         Stephen D. Weaver
                                         Vice President - Finance and
                                             Chief Financial Officer

Attest:

By: /s/ Jeffrey T. Jones
       -----------------------------
  Name: Jeffrey T. Jones
  Title: Controller-Corporate Finance


Dated as of September 15, 1997

                                         STATE STREET BANK AND TRUST
                                           COMPANY, as Trustee



                                         By:
                                            ------------------------------
                                             Arthur J. MacDonald
                                             Assistant Vice President
Attest:


By:
   -------------------------------
   Name:
   Title:

                                   SIGNATURES


Dated as of September 15, 1997    THE CARBIDE/GRAPHITE GROUP, INC.



                                  By: /s/
                                         --------------------------------
                                         Stephen D. Weaver
                                         Vice President - Finance and
                                             Chief Financial Officer

Attest:

By:
   -----------------------------
   Name:
   Title:


Dated as of September 15, 1997

                                         STATE STREET BANK AND TRUST
                                           COMPANY, as Trustee



                                         By: /s/ Arthur J. MacDonald
                                            --------------------------------
                                             Arthur J. MacDonald
                                             Assistant Vice President
Attest:


By: /s/ Donald E. Smith
    -------------------------------
    Name: DONALD E. SMITH
    Title: VICE PRESIDENT